MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
                      PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Malibu Minerals Inc. of our report dated July 28, 2006 on our audit of the financial statements of Malibu Minerals Inc. as of June 30th, 2006, and the results of its operations and cash flows for the period ended June 30th, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 28, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501